Exhibit 10.1

November 16, 2012

Mr. Philip Mezey

Dear Philip:

On behalf of Itron, Inc. (the “Company”), I am very pleased to offer you the position of Chief Executive Officer and President of Itron, Inc. This letter establishes the terms of your employment with the Company if you accept this offer.

If you accept this offer of employment, your effective start date will be January 1, 2013. Your annual salary will be $800,000 payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. You will be eligible to receive an annual Target Bonus of 125%. Based on actual performance, the bonus can range from 0% to a maximum 2x target or 250% of base salary. The payout of any Annual bonus will be based on the achievement of performance objectives to be determined by the Board

You will be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time to its senior executive officers, subject to applicable eligibility requirements. The Company reserves the right to make any modifications to this benefits package that it deems appropriate from time to time. In your position as Chief Executive Officer and President, you will receive four weeks of vacation.

For 2013, you will receive a minimum of $3,200,000 in equity awards as follows: $800,000 in stock options with a ratable 3 year vesting period and a ten year term with an exercise price equal to the market close price on the date such options are awarded; $800,000 of time based restricted stock units with a 3 year vesting period vesting a third, third and third on the anniversary date of the grant (number of shares to be determined by the closing price of the stock on the date of grant); and $1,600,000 in performance based restricted stock units in accordance with the terms of the 2013 LTPP plan. The total dollar amount of annual equity awards to be awarded will be reviewed and approved by the Board each year based on the market and your performance.

The Compensation Committee of our Board and the Board approved a promotional stock option award of 140,570 shares with a ratable three year vesting period and a ten year term with an exercise price of $41.36 per share which was the market close price on the date such options were awarded. The terms and conditions of the award are set forth in the award agreement. Your option will be documented by delivery to you of an Option Grant Notice and Agreement specifying the terms and conditions of the option.

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, by the Company, its agents, or representatives, whether orally or in writing, are superseded by and canceled by this offer letter.

As a condition of your employment, you will be required to sign the enclosed Confidentiality Information Inventions and Noncompetition Agreement (“Confidentiality Agreement”). The Company’s willingness to grant you the stock options referred to above are based in significant part on your commitment to fulfill the obligations specified in the Confidentiality Agreement.

If you accept employment with the Company by performing all of the above steps, this offer letter will set forth the terms of your employment. This letter supersedes any previous discussions or offers, no matter what their source. Any future modifications of or additions to the terms set forth in this letter will be of no effect unless in writing and signed by you and an officer of the Company.

I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

Jon E. Eliassen
Chairman of the Board of Directors of Itron, Inc.

ACCEPTANCE

I accept employment with Itron, Inc. under the terms set forth in this letter:

Signed:	/s/ Philip Mezey
Philip Mezey
November 18, 2012